EXHIBIT 99.1

HOME PROPERTIES
RETIREMENT SAVINGS PLAN

FINANCIAL STATEMENTS

DECEMBER 31, 2008

HOME PROPERTIES
RETIREMENT SAVINGS PLAN

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Home Properties, Inc. 401(k)
Administrative Committee and Participants
of the Home Properties Retirement Savings Plan

We have audited the accompanying statements of net assets available for benefits of the Home Properties Retirement Savings Plan as of December 31, 2008 and 2007, and the related statement of changes in net assets available for benefits for the year ended December 31, 2008.  These financial statements are the responsibility of the Plan's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Home Properties Retirement Savings Plan as of December 31, 2008 and 2007, and the changes in net assets available for benefits for the year ended December 31, 2008, in conformity with accounting principles generally accepted in the United States of America.

Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole.  The supplemental schedule of assets (held at end of year) as of December 31, 2008, is presented for the purpose of additional analysis and is not a required part of the basic financial statements, but is supplementary information required by the United States Department of Labor Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974.  The supplemental schedule is the responsibility of the Plan’s management.  The supplemental schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

Respectfully Submitted,

/s/ Insero & Company CPAs, P.C.

Insero & Company CPAs, P.C.
Certified Public Accountants

Rochester, New York
June 25, 2009

HOME PROPERTIES
RETIREMENT SAVINGS PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
DECEMBER 31, 2008 AND 2007

ASSETS	2008	2007

Investments at Fair Value
Money Market Funds	$117,407	$128,057
Common Stock	2,956,370	3,010,825
Mutual Funds	12,282,719	17,301,001
Common/Collective Trust	3,505,913	3,113,202
Participant Loans	578,368	725,196

Total Investments at Fair Value	19,440,777	24,278,281

Contributions Receivable
Employer Contributions Receivable	24,803	24,230
Participants’ Contributions Receivable	61,623	61,028

Total Contributions Receivable	86,426	85,258

Total Assets	19,527,203	24,363,539

LIABILITIES

Excess Contributions Payable	50,761	44,213

Net Assets Available for Benefits at Fair Value	19,476,442	24,319,326

Adjustment from Fair Value to Contract Value for Interest in a
Common/Collective Trust Relating to Fully Benefit-
Responsive Investment Contracts	(14,076)	(15,425)

Net Assets Available for Benefits	$19,462,366	$24,303,901

See Notes to Financial Statements.

HOME PROPERTIES
RETIREMENT SAVINGS PLAN

STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
FOR THE YEAR ENDED DECEMBER 31, 2008

Additions to Net Assets Attributed to:
Investment Income
Interest and Dividends	$761,689

Total Investment Income	761,689

Contributions
Employer	845,812
Participants	2,024,926
Rollover	113,213

Total Contributions	2,983,951

Total Additions	3,745,640

Deductions from Net Assets Attributed to:
Administrative Expenses	19,182
Benefits Paid to Participants	2,642,058
Net Depreciation of Investments	5,925,935

Total Deductions	8,587,175

Net Decrease	(4,841,535)

Net Assets Available for Benefits – Beginning	24,303,901

Net Assets Available for Benefits – Ending	$19,462,366

See Notes to Financial Statements.

HOME PROPERTIES
RETIREMENT SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2008 AND 2007

Note 1	Description of Plan

The following description of the Home Properties Retirement Savings Plan (“the Plan”) is provided for general information purposes only.  Participants should refer to the Plan document, as amended, for a more complete description of the Plan's provisions.

General

The Plan is a defined contribution plan covering all employees of Home Properties, Inc. (“the Company”) who have attained age 21.  The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”).

First Niagara Bank acts as the Trustee and record keeper of the Plan. Fidelity Investments (“Fidelity”) serves as the custodian.

Contributions

Each year, participants may contribute up to 50 percent of eligible pretax annual compensation subject to statutory limitations, as defined in the Plan.  Certain “non-worked” pay types and bonuses are excluded from the Plan definition of compensation.  Participants may also contribute amounts representing distributions from other qualified defined benefit or defined contribution plans.  Participants direct the investment of their contributions into various investment options offered by the Plan.  The Company contributes 75% of salary-reduction contributions up to a maximum of 3% of the participants’ eligible compensation.  Additional profit sharing amounts may be contributed at the option of the Company’s Board of Directors.  Contributions are subject to certain limitations.

Participant Accounts

A separate account is maintained for each of the participants.  Each participant's account is credited with: (1) the participant’s contributions, (2) an allocation of the Company's matching contributions, and (3) an allocation of the Plan’s net earnings or losses.  Subtractions are made from the participant’s account for a pro rata share of administrative expenses, if applicable.  Allocations are based on participant earnings or account balances, as defined in the Plan document.  The benefit to which a participant is entitled is the benefit that can be provided from the participant's vested account.

Vesting

Participants are immediately vested in their contributions plus actual earnings thereon.  The Plan provides for vesting in the employer contribution account of 25% after one year, 50% after two years, 75% after three years, and 100% after four years of service.

HOME PROPERTIES
RETIREMENT SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2008 AND 2007

Note 1	Description of Plan - Continued

Participant Loans

Participants may borrow from their accounts a minimum of $1,000 up to a maximum equal to the lessor of $50,000 or 50% of their vested account balance.  Loan terms range from one to five years, or longer for the purchase of a primary residence.  The loans are collateralized by the balance in the participant's account and bear interest at the prime rate plus one percent (1%) in effect on the first day of the month in which the loan is made.  Principal and interest is paid ratably through weekly or semi-monthly payroll deductions.

Payment of Benefits

The Plan provides for normal retirement benefits upon reaching age 65 and has provisions for early retirement, disability, death, hardship and termination benefits for those participants who are eligible to receive such benefits.

Upon termination of service, a participant may elect to receive a lump sum amount equal to the value of his or her account.

Forfeitures

In accordance with the Plan document, forfeitures of non-vested employer contributions are used to reduce future employer contributions, then to pay Plan expenses.  At December 31, 2008 and 2007, forfeited non-vested accounts totaled approximately $59,000 and $66,000, respectively.

Administrative Expenses

Administrative expenses may be paid by the Company or the Plan.  Costs incurred for record keeping, independent investment advisors, legal counsel, and accounting are paid by the Company.  Certain administrative functions are performed by officers or employees of the Company.  No such officer or employee receives compensation from the Plan.

Excess Contributions Payable

The Plan failed the Actual Deferral Percentage discrimination test for 2008 and 2007.  The Company elected to have highly compensated employees withdraw the excess contributions out of the Plan.  These excess contributions totaled $50,761 and $44,213 for 2008 and 2007, respectively, and are included as a liability in the statements of net assets available for benefits and are netted against participant contributions in the statement of changes in net assets available for benefits.

HOME PROPERTIES
RETIREMENT SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2008 AND 2007

Note 2	Significant Accounting Policies

Basis of Accounting
The accompanying financial statements have been prepared on the accrual basis of accounting.

Investment contracts held by a defined-contribution plan are required to be reported at fair value.  However, contract value is the relevant measurement attribute for that portion of the net assets available for benefits of a defined-contribution plan attributable to fully benefit-responsive investment contracts because contract value is the amount participants would receive if they were to initiate permitted transactions under the terms of the plan.  The Plan invests in investment contracts through a common/collective trust.  The statements of net assets available for benefits present the fair value of the investment in the common/collective trust as well as the adjustment of the investment in the common/collective trust from fair value to contract value relating to the investment contracts.  The statement of changes in net assets available for benefits is prepared on a contract value basis.

Use of Estimates

The preparation of the Plan’s financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, and changes therein, and disclosures of contingent assets and liabilities.  Actual results could differ from those estimates.

Investment Valuation and Income Recognition

The Plan's investments are reported at fair value.  Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

As of January 1, 2008, the Plan adopted the provisions of Statement of Financial Accounting Standard No. 157, Fair Value Measurement (“SFAS 157”).  SFAS 157 establishes a framework for measuring fair value. That framework provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurements) and the lowest priority to unobservable inputs (level 3 measurements). The three levels of the fair value hierarchy under SFAS 157 are described below:

Level 1 inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets that the Plan has the ability to access.

HOME PROPERTIES
RETIREMENT SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2008 AND 2007

Note 2	Significant Accounting Policies – Continued

Investment Valuation and Income Recognition – Continued

Level 2 inputs to the valuation methodology include:

•	Quoted prices for similar assets or liabilities in active markets;
•	Quoted prices for identical or similar assets or liabilities in inactive markets;
•	Inputs other than quoted prices that are observable for the asset or liability;
•	Inputs that are derived principally from or corroborated by observable market data by correlation or other means.

If the asset or liability has a specified (contractual) term, the Level 2 input must be observable for substantially the full term of the asset or liability.

Level 3 inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The asset or liability’s fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.  Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs.

Following is a description of the valuation methodologies used for assets measured at fair value. There have been no changes in the methodologies used at December 31, 2008 and 2007.

Money Market Funds: Valued at the net asset value of shares held by the Plan at year end.

Common Stock: Valued at the closing price reported on the active market on which the individual securities are traded.

Mutual Funds:  These investments are public investment vehicles valued using the Net Asset Value (“NAV”) provided by the administrator of the fund.  The NAV is based on the value of the underlying assets owned by the fund, minus its liabilities, and then divided by the number of shares outstanding.  The NAV is a quoted price in an active market and classified within the level 1 of the valuation hierarchy.

Common/Collective Trust:  Valued at estimated fair value based on the underlying assets of the trust.  The fair value of the underlying assets is obtained from information provided by the investment advisor using the audited financial statements of the common/collective trust at year end.

Participant Loans: Valued at estimated fair value using amortized cost, which management believes is an accurate reflection of fair value.

HOME PROPERTIES
RETIREMENT SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2008 AND 2007

Note 2	Significant Accounting Policies – Continued

Investment Valuation and Income Recognition – Continued

The methods described above may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, while the Plan believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.

The following table sets forth by level, within the fair value hierarchy, the Plan’s assets at fair value as of December 31, 2008:

	Investments at Fair Value as of December 31, 2008
	Level 1	Level 2	Level 3	Total
Money Market Funds	$-	$117,407	$-	$117,407
Common Stock	2,956,370	-	-	2,956,370
Mutual Funds	12,282,719	-	-	12,282,719
Common/Collective Trust	-	3,505,913	-	3,505,913
Participant Loans	-	-	578,368	578,368
Total Investments at Fair Value	$15,239,089	$3,623,320	$578,368	$19,440,777

The table below sets forth a summary of changes in the fair value of the Plan’s Level 3 assets for the year ended December 31, 2008.

Participant Loans
Balance, Beginning of Year	$725,196
Purchases, Sales, Issuances and Settlements (Net)	(146,828)
Balance, End of Year	$578,368

Purchases and sales of securities are recorded on a trade-date basis.  Dividends are recorded on the ex-dividend date.  Interest is recorded on the accrual basis.  Net appreciation/(depreciation) includes the Plan’s gains and losses on investments bought and sold as well as held during the year.

HOME PROPERTIES
RETIREMENT SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2008 AND 2007

Note 2	Significant Accounting Policies – Continued

Investment Valuation and Income Recognition – Continued

Risks and Uncertainties

The Plan invests in various investment securities. Investment securities are exposed to various risks, such as interest rate, market and credit risks. Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect participants' account balances and the amounts reported in the statements of net assets available for benefits.

Payment of Benefits
Benefits are recorded when paid.

Note 3	Investments
The fair values of individual investments that represent more than five percent of the Plan’s net assets are summarized below:

	December 31,
	2008	2007

Federated Capital Preservation Fund	$3,505,913	$3,113,202
Vanguard Lifestrategy Moderate Growth Fund	3,234,478	4,213,794
Home Properties, Inc. Common Stock	2,956,370	3,010,825
Vanguard Index Trust S&P 500 Portfolio	2,342,533	3,758,876
Vanguard Lifestrategy Growth Portfolio	1,554,518	3,056,405
Vanguard Lifestrategy Conservative Growth Fund	1,543,645	1,967,081
Vanguard Small Capital Index Fund	1,294,186	2,043,053

During 2008, the Plan's investments (including investments bought and sold, as well as held during the year) depreciated in value as follows:

Home Properties, Inc. Common Stock	$(208,417)
Mutual Funds	(5,717,518)

$(5,925,935)

Note 4	Party-In-Interest Transactions

Certain Plan investments are shares of common stock of Home Properties, Inc., the Plan sponsor, therefore, transactions involving this investment qualify as party-in-interest transactions.  Certain Plan investments are shares of money market funds that are managed by Fidelity.  Fidelity is the custodian of the Plan and, therefore, transactions involving these investments qualify as party-in-interest transactions.  Participant loans are also party-in-interest transactions.

HOME PROPERTIES
RETIREMENT SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2008 AND 2007

Note 4	Party-In-Interest Transactions - Continued

The Plan held 72,817 shares in the Company stock at December 31, 2008 with a fair value of $2,956,370.  At December 31, 2007, the Plan held 67,131 shares in the Company stock with a fair value of $3,010,825.  During 2008, the participants in the Plan purchased shares in the amount of $940,003, sold shares in the amount of $786,041, and had net depreciation in the amount of $208,417.

Note 5	Plan Termination

Although the Company has not expressed any intent to do so, the Company has the right under the Plan to discontinue contributions at any time and to terminate the Plan subject to the provisions of ERISA.  In the event of Plan termination, participants will become 100% vested in their accounts and all of the Plan assets would be distributed to participants.

Note 6	Tax Status

The Plan has adopted a prototype plan document.  The prototype plan has received an opinion letter from the Internal Revenue Service, dated November 19, 2001, as to the prototype plan’s qualified status.  The Plan has been amended since receiving the determination letter.  However, the plan administrator believes that the Plan is currently designed and being operated in compliance with the applicable requirements of the Internal Revenue Code.

Note 7	Reconciliation of Financial Statements to Form 5500
The following is a reconciliation from the financial statements to the Form 5500 at December 31:

	2008	2007
Net Assets Available for Benefits Per Financial
Statements	$19,462,366	$24,303,901

Adjustment from Contract Value to Fair Value for
Interest in a Common/Collective Trust Relating to Fully
Benefit-Responsive Investment Contracts	14,076	15,425

Net Assets Available for Benefits Per the Form 5500	$19,476,442	$24,319,326

Net Decrease in Net Assets Available for Benefits
Per Financial Statements	$(4,841,535)

Change in Adjustment from Contract Value to Fair Value
for Interest in a Common/Collective Trust Relating to
Fully Benefit-Responsive Investment Contracts	(1,349)

Net Loss Per the Form 5500	$(4,842,884)

HOME PROPERTIES
RETIREMENT SAVINGS PLAN

SCHEDULE OF ASSETS (HELD AT END OF YEAR)
DECEMBER 31, 2008

Money Market Funds
*Fidelity Cash Reserve Fund		$108,472
*Fidelity Money Market Fund		8,935

Total Interest in Money Market Funds		117,407

Common Stock
*Home Properties, Inc.		2,956,370

Mutual Funds
Vanguard Lifestrategy Moderate Growth Fund		3,234,478
Vanguard Index Trust S&P 500 Portfolio		2,342,533
Vanguard Lifestrategy Growth Portfolio		1,554,518
Vanguard Lifestrategy Conservative Growth Fund		1,543,645
Vanguard Small Capital Index Fund		1,294,186
Vanguard Bond Index Total Market Fund		927,518
Vanguard Total International Stock Index Fund		369,604
Dimensional Advisor US Small Capital Value Portfolio		265,236
Dreyfus-Midcap Index Fund		199,937
Dimensional Advisor US Large Capital Value Portfolio		191,095
Vanguard Growth Index Fund		122,748
Vanguard Lifestrategy Income Portfolio		121,721
Vanguard Index Trust Small Capital Growth Fund		115,500

Total Interest in Mutual Funds		12,282,719

Common/Collective Trust
Federated Capital Preservation Fund		3,505,913

*Participant Loans	(Interest rates range from 4.25% to 10.50%
	and maturity dates from January, 2009 to
	September, 2017)	578,368

Total Plan Investments		$19,440,777

*Denotes Party-in-Interest.